                       EXCLUSIVE LICENSE AGREEMENT
                       ---------------------------

    This license Agreement is made as of January 9, 1996, by and be-tween SUPERSTILL TECHNOLOGY INC., a California corporation (hereinafter referred to as "Superstill"), and PAUL MUELLER COMPANY, INC., a Missouri Corporation (hereinafter referred to as "PMC").

                                RECITALS:
                                ---------

    WHEREAS, Superstill designs, develops, manufactures and markets pro-prietary energy-efficient commercial distillation equipment including certain vapor compression water processing units and accessories;

    WHEREAS, Superstill anticipates that in the future it may develop new products and/or Improvements to current products for the Field;

    WHEREAS, PMC desires to be licensed to make, have made, use, and sell Licensed Products in the Field, all as defined below, to the extent and on the conditions hereinafter set forth; and

    WHEREAS, PMC has significant design, manufacturing, and marketing experience and expertise in related markets which make it uniquely qualified to successfully commercialize Superstill's vapor compression distillation and product concentration equipment;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises, and undertakings hereinafter set forth, the parties hereto agree as follows:

    1. DEFINITIONS. As used herein, the following terms are defined as follows:

         1.1 "Agreement" shall mean this agreement as amended from time to time, as well as any exhibits, attachments, schedules, supple-ments or addenda to this agreement or made part hereof.

         1.2 "Base Patent" shall mean Sears U.S. Patent 4,671,856 which discloses and claims the basic method utilized in Superstill's vapor compression distillation and product concentration equipment.

         1.3   "Field" shall mean, collectively, all of the following
Subfields: Subfield No. 1 to include water bottling, beverage, retail water stores, and supermarkets; Subfield No. 2 to include purification and re-use of water for industrial process, solvent purification, food and dairy purification, water purification for commercial buildings, and water purification for printed circuit board and semiconductor; Subfield No. 3 to include pharmaceutical, laboratory, medical, kidney dialysis and water for injection applications; Subfield No. 4 to include milk concentration.

               1.3.1 The Field shall not include desalinization, muni-cipal potable water, waste water treatment, power plants, agricultural run-off water clean up, alcohol distillation, or residential appli-cations. Clean up of water for discharge or sale to municipal water systems is included in the definition of waste water treatment.

         1.4 "Improvements" shall mean any development or enhancement, whether patentable or not, relating to the Technology in the Field which is owned, controlled, developed or otherwise acquired, either now or subsequent hereto, by Superstill, and PMC, either individually or col-lectively.

         1.5 "License Year" shall mean the calendar year commencing January 1 and ending December 31.

         1.6 "Licensed Area" shall mean the world, except for Subfield No. 4 which shall include only the United States and Canada.

         1.7 "Licensed Products" shall mean all vapor compression, distillation or product concentration equipment utilizing plate-type heat exchangers, operating at 1-2 psi differential pressure at less than 50 watts per gallon energy usage.

         1.8 "Net Profit" shall mean PMC's Gross Sales revenues from the sale of Licensed Products less only the following: Sales Deduc-tions, Cost of Goods Sold, Selling Expenses, General and Administrative Expenses, Interest Expense, Depreciation Expense, and Amortization Expense.

               1.8.1 Gross Sales shall mean the gross sales invoice prices of Licensed Products which are billed in the usual course of business to an end-user customer of PMC, a PMC subsidiary, or to a distributor of PMC and shall not include (a) ordinary and customary trade discounts; (b) sales, excise, value-added, consumption or similar taxes applicable to the sale of Licensed Products, paid or accrued by PMC; (c) duties, customs and other compulsory government levies or charges paid, deducted, or accrued; (d) interest on deferred payments; and (e) any other amounts not directly constituting the purchase price of the Licensed Products.

               1.8.2 Sales Deductions shall include (a) freight ab-sorbed, which is transportation costs paid or accrued by PMC; (b) sales returns, allowances and credits; and (c) sales concessions.

               1.8.3 Cost of Goods Sold shall include (a) all direct labor costs and direct labor variances from standard incurred in the manufacture of the Licensed Products; (b) all direct material costs and direct material variances from standard incurred in the manufacture of the Licensed Products; and (c) manufacturing burden at a rate of 120% for all direct labor costs.

               1.8.4 Selling Expenses shall include (a) all direct selling expenses to include salaries, wages and fringe benefits; commis-sions for employees and nonemployees; all direct costs for advertising (e.g., sales literature, trade shows and marketing literature); sales meetings; training meetings; travel expense; and all other direct costs incurred in marketing the Licensed Products; (b) all warranty expenses related to the Licensed Products; (c) any payments made in satisfaction of any product liability claims not covered by insurance; and (d) an allocation of PMC's indirect selling expenses at 1.5% of Net Sales.

               1.8.5 General and Administrative Expenses will be charged at 5% of Net Sales.

               1.8.6 Interest Expense for the purchase of dedicated tooling and capital equipment for Licensed Products.

               1.8.7 Depreciation Expense shall mean depreciation on the equipment acquired and used to manufacture the Licensed Products. If such tooling or equipment is used for other purposes, depreciation shall be pro rated accordingly.

               1.8.8 Amortization Expense shall mean amortization of the $500,000 prepaid license fee over a period of ten years on a straight-line basis.

         1.9   "Net Sales" shall mean Gross Sales less Sales Deductions.

         1.10 "OEM Selling Price" shall be calculated at manufacturing cost divided by .9.

               1.10.1  Manufacturing costs shall include:

                       (a) All direct labor costs and direct labor variances from standard incurred in the manufacture of the Licensed Product or component thereof;

                       (b)   All direct material costs and direct
material variances from standard incurred in the manufacture of the Licensed Product or component thereof;

                       (c) Manufacturing burden at a rate of 120% of all direct labor costs; and

                       (d) S, G, and A at 12% of the sum of the pre-ceding paragraphs (a),(b), and (c).

         1.11 "Patents" shall mean all patents identified in Attach-ment A hereto, all patents issuing from Patent Applications, and all re-issues, re-examinations, substitutes, replacements, and extensions thereof.

         1.12 "Patent Applications" shall mean all patent applica-tions identified in Attachment A hereto, any divisionals, continuations, continuations-in-part, substitutes, corresponding foreign national applications, PCT applications, and any other applications based at least in part thereon, and any applications for patent, inventor's certificates, or other intellectual property right filed to date or at any time in the future in the U.S., or with any regional, inter-national, or foreign governmental agency, on any Improvement.

         1.13  "Patent Rights" shall mean all Patents and Patent
Applications

         1.14  "Technology" shall mean both Patent Rights and Trade
Secrets.

         1.15 "Trade Secrets" shall mean all information, inventions, product designs, conceptions, processes and any other data owned, con-trolled, developed or otherwise acquired by Superstill which relates in any way to vapor compression distillation and product concentration equipment in the Field and the design, manufacture or use of devices incorporating such information, including all Improvements and enhance-ments thereto.

    2. WARRANTIES OF SUPERSTILL. Superstill warrants, represents and covenants that:

         2.1 Superstill is the sole and exclusive owner of all right, title and interest in the Patents and Patent Applications set forth in Attachment A hereto and, to the best of its knowledge, the Technology, and that they have full right and authority to grant unrestricted rights and licenses free and clear of all encumbrances with respect to the Technology, in the Field, except for the following:

               2.1.1 A Conditional Assignment entered into on July 29, 1991, between Superstill and PMC.

               2.1.2 A Distributor Agreement between Superstill and COBE Laboratories, Inc. dated March of 1988.

               2.1.3   A License Agreement between Superstill and
Liberty Land and Cattle, Inc. dated March 19, 1991, as subsequently amended.

               2.1.4 Exploitation of Technology Agreement between Superstill and Superstill Developments (NZ) Ltd. dated May 29, 1989.

         2.2 Superstill shall diligently prosecute the Patent Applica-tions at their own cost and expense provided, however, that Superstill does not warrant, assure or guarantee that the Patent Applications will be successful or that any patent will issue thereunder.

         2.3 Superstill has no knowledge of any pending or threatened activities, grants of rights, claims, or litigation which would encum-ber, limit, or in any way detract from or interfere with their ownership or enjoyment of the use of the Technology, or with PMC's assumption and exercise of the rights granted herein. Superstill has no knowledge of any prior art, prior public use, prior offer for sale, or any other set of facts which would form the basis for a claim of invalidity of any Patent or Patent Application. Superstill has no knowledge of any unau-thorized making, using, or selling of any products, devices, assemblies, or other equipment of any kind which is or would be subject to a claim of infringement or breach of rights under any of the Technology.

         2.4 The Technology, including all of the Patent Rights, is duly issued, subsisting, or pending, as the case may be, and that Super-still has made its best effort to have taken all action desired or required to be taken to maintain said Patent Rights, including specifi-cally without limiting the generality of the foregoing, the payment of all maintenance fees, examination fees, annuities, and other govern-mental fees.

         2.5 Superstill has the corporate power and authority to enter into this license granting exclusive rights to PMC herein.

         2.6 Superstill has obtained all rights from Stephan B. Sears, its President (hereinafter "Sears"), to the Technology which was developed, conceived, invented, or otherwise created by Sears. Sears presently has no rights to any intellectual property which could be considered part of or related to the Technology.

         2.7 Sears is the President of Superstill and is subject to an agreement, valid and subsisting, under which Superstill obtains all of the right, title and interest in and to any intellectual property rights relating to any Improvements.

         2.8 Superstill has performed all reasonable acts necessary to fully comply with all requirements of the U.S. patent laws and regula-tions in connection with the filing of all Patent Applications and Patents, prosecuting said Patent Applications and Patents, and obtaining the issuance of said Patents including specifically, without limiting the generality of the foregoing, complying with the duty of candor and good faith in disclosing all material prior art to the Patent Office in a timely manner.

         2.9 Superstill has the full right and authority to grant rights and licenses outside the Field.

    3.   WARRANTIES OF PMC.  PMC warrants and covenants that:

         3.1 It has the right and authority to enter into this Agreement.

         3.2 It shall identify all Licensed Products as being manu-factured and sold under license from Superstill. It shall not use the name of Superstill, its trademarks, or its trade names in connection with the manufacture or sale of the Licensed Products without obtaining prior written consent from Superstill, which consent shall not be with-held unreasonably.

         3.3 It shall use its best efforts, consistent with its sound business judgment, to introduce and promote the sale of the Licensed Products in the Field, and shall maintain and utilize such personnel, organization and facilities as will be competent and adequate to enable PMC, in its sound business judgment, to satisfy its obligations under this Agreement.

         3.4 PMC shall use the Technology only for the purposes set forth in this Agreement to the extent such Technology is not otherwise in the public domain. PMC shall act in good faith to promote a long-term relationship and comply with the spirit of this Agreement in performing its duties and obligations hereunder.

    4.   LICENSE GRANT.

         4.1 Superstill hereby grants to PMC an exclusive license, including the right to grant sublicenses in accordance with Section 18 hereof, under the Technology (comprising Patent Rights and Trade Secrets) to make, have made for it, use, and sell (i) Licensed Products; and (ii) sub-assemblies thereof, parts thereof, and any and all inci-dental and ancillary equipment related thereto for use in Licenses Products or Superstill-manufactured products; said exclusive license to extend throughout the Licensed Area and in the Field.

    5.   LICENSE FEE AND ROYALTIES.

         5.1 In consideration for the rights granted hereunder, inclu-ding full and complete consideration for a fully paid-up, royalty-free, license under the Trade Secrets, PMC shall pay Superstill a license fee in the amount of $500,000. In full and complete satisfaction of said license fee, PMC shall execute such documents as Superstill shall rea-sonably require in order to evidence complete satisfaction and discharge of the $500,000 loan made by PMC to Superstill in accordance with a Loan and Security Agreement and Note dated July 29, 1991.

         5.2 In further consideration for the license granted herein solely under PATENT RIGHTS, PMC hereby agrees to pay to Superstill a royalty in the amounts set forth below based upon Net Profits, said Net Profits to be determined on an annual basis at the end of the first portion of a calendar year and each succeeding calendar year hereunder:

               5.2.1

                                         Superstill Share of Net Profits
                       Net Profits       -------------------------------
                       Percentage        With Monopoly  Without Monopoly
                       ----------        -------------  ----------------
                            0%                25%             12 1/2%
                           10%                25%             12 1/2%
                           20%                25%             20%
                           30%                37 1/2%         35%
                           40%                50%             50%
                           50%                55%             55%
                           60%                60%             60%
                           70%                60%             60%

                       PMC Net Profit Percentage to be calculated and rounded to one decimal place. Superstill share of profit shall be determined by a linear interpolation of the two adjacent schedule entries above rounded to one decimal place.

               5.2.2 Notwithstanding the foregoing Sections 5.2, 5.2.1, should Net Profits exceed $3,000,000, for any full calendar year of the initial 5-year term during which PMC enjoys an exclusive license hereunder, then the royalty due hereunder shall be as determined in accordance with subsection 5.2.1 for the first $3,000,000, plus 65% of all Net Profits in excess of $3,000,000.

         5.3 In the event that this Agreement becomes effective on or before January 31, 1992, then 1992 shall be considered as the first full calendar year for all purposes in this Agreement.

    6.   REPORTS, RECORDS, AND PAYMENT.

         6.1 Within one month after the last day of each calendar quarter during the term of this Agreement, or within two months of the end of each last quarter, commencing with the first calendar quarter in which sales of a Licensed Product are made by PMC, PMC shall furnish Superstill with payment and a written report:

               6.1.1 Each written report shall include, as to all Licensed Products manufactured and sold by PMC during the preceding calendar quarter, the number of units produced, the number of units sold, the Net Profit thereof, the amounts of each category of deduction therefrom pursuant to Section 1.8 hereof, and the amount of royalty due thereon.

               6.1.2 PMC shall include with each royalty report a check in the amount of the royalty due on a year-to-date basis, less any payments made for that calendar year, except that a report for each last calendar quarter shall include a check in the amount of the balance of royalties remaining due for the entire preceding year.

               6.1.3 Any loss in Net Profits for any quarter may be carried forward or backward and used to offset Net Profits, and royal-ties therefor, for any other quarter or quarters in the same or any subsequent calendar year. Similarly, any overpayment in royalties for any quarter shall be carried forward and used to offset royalties other-wise due and owing for any other quarter or quarters in the same or any subsequent calendar year. Any offsets for losses and royalty overpay-ments shall be cumulative and shall both be satisfied prior to the payment of any royalties.

         6.2 PMC shall keep full, true and accurate books of account and records showing the production and sales of all Licensed Products. Such books and records shall be made available to an independent Certi-fied Public Accountant of national standing designated by Superstill at reasonable intervals, during regular business hours, for the purpose of determining PMC's compliance with its reporting and payment obligations hereunder; provided that any such audit shall be performed no later than twelve (12) months after the end of the calendar year to be audited.
The cost of services supplied by such Certified Public Accountant shall be borne by Superstill unless it shall be established by Superstill that as a result of a material error in such a report PMC has failed to pay Superstill at least 95% of the amount of earned royalties due and owing under this Agreement and the unpaid royalties aggregate at least $10,000 for each quarter audited, in which event the cost of such services shall be borne by PMC.

         6.3 Such books of account and records shall be kept at one of PMC's regular and established places of business and shall be retained by it for at least three years.

    7.   IMPROVEMENTS.

         7.1 Rights to any and all Improvements, including any patent-able inventions and patents arising therefrom, relating to or utilizing the Technology and engineering and manufacturing practices in asso-ciation with Licensed Products, which are invented, developed, or discovered by PMC or any of its employees or consultants, shall be the property of PMC, provided however, that PMC shall offer to Superstill a non-exclusive, worldwide license to make, have made, use, and sell products outside the Field incorporating such PMC Improvements. In such event, and prior to any filing with a Patent Office, PMC shall make prompt disclosure of the invention, development, or discovery of such improvement to Superstill in accordance with Section 7.6. The parties shall negotiate in good faith to determine the terms of any such license.

         7.2 Any and all Improvements relating to or utilizing the Technology, including any patentable inventions and patents arising therefrom, which are jointly invented, developed or discovered by PMC and Superstill or their respective employees or consultants, during the term of this Agreement shall be jointly owned by PMC and Superstill, without any obligation to account to the other for any proceeds there-from, provided however, that:

               (a) PMC shall not make, have made, use and sell pro-ducts incorporating such Improvements outside the Field, and

               (b) Superstill shall not make, have made, use and sell products incorporating such Improvements within the Field.

         7.3   In the event that Superstill shall file a Patent
Application in any country, it shall also promptly file and diligently prosecute such Patent Application in the United States, Canada, Japan and the European Economic Community, all at Superstill's sole expense.

         7.4 PMC may, at its own expense, apply for patents in any country on any Licensed Product or Improvement which PMC or its employ-ees shall have invented, so long as it shall promptly notify Superstill of its intention, keeping Superstill currently informed of its activi-ties in respect thereto, and shall provide Superstill with copies of Patent Applications and amendments thereto, patent office communica-tions, and other relevant information. Ownership of any patents obtained by PMC pursuant to this Section shall be in accordance with the provision of this Section 7. In the event that PMC shall fail to apply for such patents, or shall fail to prosecute such applications to their final conclusion, Superstill shall have the right to effect patent coverage on behalf, and with the full cooperation, of PMC.

         7.5 Superstill shall, at its own expense, apply for patents in any country on any Licensed Product or Improvement which Superstill or its employees shall have invented, and for any Licensed Product or Improvement which has been jointly invented by Superstill and PMC. In connection therewith, Superstill shall promptly notify PMC of its in-tention to prepare and file any Patent Application and shall keep PMC currently informed of its activities in respect thereto including pro-viding PMC with copies of all Patent Applications, all communications from the Patent Office including office actions, all communications to the Patent Office from Superstill or its attorneys, including amend-ments in response to office actions, and any other relevant information including copies of all issued Patents. Ownership of any patents obtained by Superstill pursuant to this Section shall be in accordance with the provisions of this Section 7. In the event that Superstill shall fail to apply for patent protection for any such Licensed Product or Improvement, or shall fail to diligently prosecute any such Patent Application to its final conclusion, Superstill shall promptly notify PMC of such failure in sufficient time to avoid any loss of right or procedural advantage in connection with any such Patent Application and PMC shall have the right to continue such patent prosecution on Superstill's behalf, at PMC's expense, with the full cooperation of Superstill. In such event, Superstill shall assign all of its right, title, and interest to such Patent Application to PMC for use in the Field.

               7.5.1 Superstill has developed certain Improvements which are incorporated in its second generation design, said Improve-ments including several inventions which appear to be patentable. Superstill shall immediately commence the preparation of Patent Appli-cations covering these inventions by patent counsel and shall diligently proceed as necessary to effect the prompt filing thereof, all at Super-still's expense. Said Patent Applications shall be considered as part of Patent Applications and shall be prosecuted in accordance with the provisions of this Agreement.

         7.6 Superstill and PMC shall promptly disclose to the other all Improvements developed, discovered or invented by it or any of its consultants, agents or employees. Such disclosure shall be made in writing and shall include all drawings, descriptions and data reasonable for a full understanding thereof.

    8.   TECHNOLOGY TRANSFER.

         8.1 Superstill shall, commencing on the date of this Agree-ment, with respect to the Technology which is licensed hereunder, and concluding as soon as practicable thereafter, but in no event later than January 30, 1992 for present designs, and no later than the dates listed below for second generation designs, deliver to PMC complete documenta-tion for the Technology, not only as it relates to the current Licensed Product, but also as it relates to the second generation design, to the extent reasonably required for PMC's manufacture, sale, maintenance and use of the Licensed Products. It is understood that for second genera-tion designs, Superstill shall furnish sufficient drawings, design and other data, including performance data, as shall be reasonably necessary to enable PMC to complete the manufacturing documentation necessary to manufacture said second generation designs.

The schedule for delivery of prototype engineering drawings (including details related to the manufacturing process for the new design plate packs) for second generation designs is:

               S-1000          by January 31, 1992
               S-3500          by May 31, 1992
               S-25            by September 30, 1992

               It is hereby understood and agreed that provision of the above data is considered a material obligation of Superstill. Any change in the above schedule shall result in a corresponding change in Attachment B and shall alter PMC's performance required to maintain an exclusive license hereunder.

         8.2 In the event that Superstill shall create, develop, or otherwise come into possession of additional documentation embodying any Technology relating to vapor compression and product concentration devices, such documentation shall promptly be provided to PMC as a con-tinuing obligation hereunder.

         8.3 Superstill shall, from time to time, and as PMC shall reasonably require, provide PMC, either at the PMC or Superstill facili-ties, as designated by PMC, with training, technical support, and advice, relating to any aspect of Licensed Products. PMC shall pay for such services in accordance with the rates set forth in Attachment C. Notwithstanding the foregoing, Superstill shall provide reasonable access to such Superstill employees, and their time, as is reasonably necessary to complete the transfer of Technology hereunder, all at no charge to PMC. It is anticipated that such access and time will be utilized by PMC either over the phone or in visits to Superstill's facilities. However, in the event that PMC shall require any trips by Superstill employees either to PMC or some other location prior to completion of the Technology transfer, PMC shall pay the reasonable travel and living expenses in addition to the hourly rate for any Superstill employee in accordance with Attachment D.

         8.4 Superstill and PMC shall mutually agree to a purchase of inventory and tooling, and an orderly transition of manufacturing from Superstill to PMC in accordance with a separate agreement.

         8.5 PMC, at Superstill's request, and at PMC's sole determi-nation of available capacity, shall accept orders from Superstill for components or Licensed Products priced at OEM Prices. All profits from sales under this Section 8.5 shall be excluded from Net Profits for purposes of determining royalties payable to Superstill.

         8.6 Superstill shall provide research and development, manu-facturing or service support as and consistent with its obligations to third parties, at rates set forth in Attachment C.

    9.   CONVERSION FROM EXCLUSIVE TO NON-EXCLUSIVE.

         9.1 This license, as originally granted herein, shall be an exclusive license as stated above. However, such license shall con-vert from an exclusive to a non-exclusive license upon either of the following:

               9.1.1 The expiration of 5 full calendar years from the effective date hereof, unless otherwise mutually agreed in writing to be extended or renewed for additional terms as the parties may subsequently agree; or

               9.1.2 Upon the expiration of 3 full calendar years from the effective date hereof, and PMC's failure to substantially, within 3%, meet minimum performance goals as shown in Attachment B, in the aggregate, for said 3 years, and upon Superstill's notice of its elec-tion to convert this license from exclusive to non-exclusive for all Fields. Superstill's notice shall be effective hereunder only if re-ceived by PMC within 15 days after PMC's submission to Superstill of its report and royalty payment for the end of said third full calendar year. Said notice shall convert this license to non-exclusive effective at the end of said third year.

         9.2 Upon conversion of this license to non-exclusive, Super-still shall have the right to grant licenses to others in the Field. Copies of all such licenses shall be forwarded to PMC within 1 week of their execution. In order to permit PMC to compete with any other licensee on an equal basis, PMC shall have the option to substitute the continuing, recurring, financial obligation of any other licensee in place of the continuing, recurring, royalty obligation of PMC hereunder upon notice to Superstill. Such substitution shall be effective for determining all royalties from and after the date of said notice.

   10.   CONFIDENTIAL INFORMATION.

         10.1 Each party acknowledges that, in the course of performing its duties under this Agreement, it may obtain information which is of a confidential and proprietary nature. Such information may include, but is not limited to trade secrets, know-how, inventions, techniques, pro-cesses, programs, schematics, customer lists and financial information. Each party owns and intends to maintain its ownership of all such infor-mation. Prior to the disclosure of such information, the disclosing party shall mark such information "confidential" (the "Confidential Information"). Each party shall at all times, maintain in the strictest confidence and trust all such Confidential Information received from the other party, and shall not use such Confidential Information other than as contemplated under this Agreement.

               Each party shall employ such measures to protect the other's Confidential Information disclosed to it and its employees as it uses to protect and preserve the confidentiality of its own confidential information.

         10.2 The obligations of the parties pursuant to Section 10.1 above shall not apply to information which (i) was in possession of, or was known by the receiving party prior to its receipt from the dis-closing party; (ii) is or becomes public knowledge without the fault of the receiving party; (iii) is received without restriction from a dis-closing party who received the information not in violation of any confidentiality restriction; (iv) is or becomes available on an unre-stricted basis to a third party from the disclosing party or someone acting under its control; or (v) is disclosed pursuant to statue, regu-lation, or order of a court of competent jurisdiction requiring such disclosure provided the party disclosing such information promptly notifies the other party to allow the other party to take appropriate protective measures.

   11.   ENFORCEMENT OF SUPERSTILL PATENTS.

         11.1 PMC will promptly notify and provide all available in-formation to Superstill in writing concerning any infringement of the Technology by third parties which comes to the attention of PMC. Superstill shall promptly notify and provide all available information to PMC in writing concerning any infringement by third parties of the Technology which comes to the attention of Superstill.

         11.2 Upon identification of any infringement, Superstill shall, at its own expense, diligently prosecute any and all claims against third parties for said infringement, and defend any actions brought by third parties relating to said claims of infringement, in-cluding declaratory judgment actions challenging the validity of any Technology. If necessary or desirable, PMC may be joined as a party plaintiff in any such claim against third parties, provided that Super-still shall pay any expenses reasonably incurred by PMC as a result thereof. In connection with any such claim or action, Superstill shall pay PMC's direct expenses including, but not limited to, its attorney fees, court costs, and any damages. Should Superstill elect not to prosecute or continue to prosecute, defend, or settle any such claim or action, it shall give prompt notice thereof to PMC and PMC shall have the right, but not the obligation, and shall be afforded the maximum opportunity to effectively prosecute, defend, settle, or continue the prosecution or defense or settlement of such claim or action.

         11.3 Superstill and PMC shall each provide the other with their full cooperation in the prosecution or defense of such claims and actions; shall provide any relevant information, documents or data at its disposal; shall execute all papers necessary or desirable therefor; and shall make all reasonable efforts to secure the testimony of its employees. In the event that an infringement by third parties continues unabated, then PMC shall have additional rights in accordance with the other provisions herein, including those in Section 13 Loss of Monopoly Position.

         11.4 If any claim or action results in a recovery, including recoveries by way of money damages, license fees, royalties, or other-wise, such recovery shall be equitably apportioned between PMC and Superstill. Furthermore, in connection with any settlement of such claim or action, Superstill shall have no right to grant any licenses or consents to manufacture, use, or sale in the Field without the prior consent of PMC, which will not be unreasonably withheld. In the event of such license grants, it is anticipated that the royalties due here-under shall be diminished.

   12.   INDEMNIFICATION.

         12.1 Superstill shall indemnify and save PMC harmless from any loss, by way of judgment, settlement, or otherwise, resulting from claims or actions brought by others alleging that the practice by PMC of the rights granted herein, or any portion thereof, constitutes an infringement of any of the intellectual property rights, including patent rights, owned by others. In furtherance hereof, Superstill may, at its sole expense, obtain the rights to permit PMC to continue to practice any Technology licensed hereunder which is or may infringe a valid patent or proprietary rights of a third party. This indemnity shall not apply to patent infringement claims challenging processes originated by PMC and which are not part of the Technology or reason-ably necessary to manufacture the Licensed Products.

         12.2 In the event that any claim or action shall be brought against PMC which alleges that the practice by PMC of the rights granted herein, or any portion thereof, constitutes an infringement of any of the intellectual property rights, including patent rights, owned by others, then PMC shall immediately notify Superstill, and Superstill shall be obligated to immediately defend any and all such claims or actions at Superstill's sole expense, with counsel chosen by Superstill that is reasonably acceptable to PMC.

         12.3 In the event of any such claim or action, or any claim or action claiming damages against PMC under Section 11, PMC shall be entitled to offset any and all of its expenses obligated to be paid by Superstill with royalties otherwise due and owing hereunder to Super-still. Under no circumstances shall PMC be entitled to withhold payment of any amounts or royalties which would be in excess of such amounts absolutely necessary to cover reasonably expected liability and expenses for any such claim or action, as determined by a mutually agreed upon third party.

         12.4 Each party shall be independently liable for defending and satisfying any claims, actions or demands brought by any third party based on a theory of defective design.

         12.5 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, EXCEPT THAT THE PAR-TIES SHALL EVENLY SPLIT AND BE RESPONSIBLE FOR ANY JUDGMENTS WHICH FIND BOTH PARTIES JOINTLY AND SEVERALLY LIABLE THEREFOR.

   13.   LOSS OF MONOPOLY POSITION.

         13.1 In the event that competitors market devises which are essentially equivalent to Licensed Products, i.e. vapor compression distillation or product concentration equipment utilizing plate-type heat exchangers, operating at 1-2 psi differential pressure at less than 50 watts per gallon energy usage, then PMC's obligation to pay royalties hereunder shall be modified in accordance with Section 5.2.1 of this Agreement.

   14.   TERM

         14.1 The term of this Agreement shall be for the longer of 15 years from the effective date hereof, or last to expire of any Super-still U.S. patent licensed to PMC hereunder issuing from a Patent Appli-cation on a Superstill Improvement for so long as said Licensed Products are covered by any one or more claims thereof. For purposes hereof, a patent shall be considered to have expired in the event that any of the following shall occur:

               1.   The patent expires, or

               2. The patent lapses for failure to pay any maintenance fee or annuity, or

               3. All pertinent claims in the patent have been held invalid or otherwise unenforceable by a court of competent jurisdiction in a judgment which is unappealed or unappealable, or

               4. With respect to a patent application, when it has been abandoned.

   15.   TERMINATION AND EXPIRATION.

         15.1 Superstill may, at its election, terminate this Agreement upon the failure of PMC to make any payment by the date on which such payment was due.

         15.2 In the event of a material breach by PMC of this Agree-ment by reason other than failure to timely pay royalties as noted in
Section 6.1, then notwithstanding any other provision herein or any other legal right or remedy otherwise available to it, Superstill's SOLE remedy shall be to convert this license from exclusive to non-exclusive in accordance with the following Section 15.4 and submit any claim for monetary damages to arbitration.

               15.2.1 Superstill may, at its election, convert this Agreement to a non-exclusive license in accordance with the following
Section 15.4 upon the gross failure of PMC to fulfill its obligations under Section 3.3 (simple failure to meet forecasted projections shall not be considered as sufficient to satisfy this condition).

         15.3 PMC may, at its election, terminate this Agreement on the happening of the following event:

               15.3.1 The material breach by Superstill of this Agreement.

         15.4 The party electing to terminate this Agreement, or con-vert this license to non-exclusive for breach, shall first provide the other party with written notice specifying the grounds for such termi-nation or conversion and if, within thirty (30) days from the date of receipt of such notice, such other party shall cure or correct, or commence substantial efforts to effect a cure within a reasonable time thereafter, the breach, defect or default which shall be the grounds therefor, then this Agreement shall not be terminated or converted, as the case may be. If the default is not cured within the thirty (30) day period, or if substantial efforts have not been undertaken to effect a cure within a reasonable time thereafter, the complaining party may terminate or convert this Agreement at any time thereafter upon a second written notice to the defaulting party, without prejudice to other rights and remedies the complaining party may have.

         15.5 The termination or expiration of this Agreement, irre-spective of the ground thereof and the party effecting same, shall not relieve any party of any obligations which arose or became due hereunder prior to the effective date of such termination, nor of any of the obli-gations or rights set forth in Sections 2, 3, 5.1, 10, 11, 12, and 16, all of which provisions shall survive such termination or expiration.

         15.6 Upon termination or expiration of this Agreement, and at such time as PMC holds no other license relating to the Patent Rights, and, upon request of Superstill and at PMC's expense, PMC shall return to Superstill all copies of documents originated by Superstill which contain the Patent Rights, which are in PMC's or its affiliates' posses-sion or control, and shall not thereafter utilize in any way the Patent Rights to the extent that they are valid and subsisting. Notwithstand-ing the foregoing, PMC shall have the right to manufacture and sell Licensed Products, and order parts from vendors, as reasonably necessary to complete the use of its inventories, if any, for Licensed Products and continue to service all Licensed Products previously manufactured and/or sold by PMC, its agents, its distributors, or its sublicensees.

         15.7 In the event either party directly sells a Licensed Pro-duct outside his Field without the express approval of the other, then said party shall pay a fee of 20% of the Net Sales price thereof to the other party.

   16.   WARRANTY OBLIGATIONS.

         16.1 Superstill shall be responsible for all maintenance and warranty obligations with respect to Licensed Products sold by it, except that PMC shall, at Superstill's request and expense, perform such service and maintenance work under such warranty obligations in accordance with the rates set forth in Attachment D. PMC shall be responsible for all maintenance and warranty obligations arising out of Licensed Products sold by it.

   17.   ARBITRATION.

         17.1 All disputes arising in connection with this Agreement shall be finally settled under the rules of the American Arbitration Association by one or more arbitrators appointed in accordance with such Rules. The proceedings shall be conducted in the City of St. Louis, Missouri. Notwithstanding the foregoing, any disputes arising with respect to the validity of any patent shall be resolved in the first instance by a court of competent jurisdiction. The parties agree that the decision in Arbitration shall be binding and enforceable in the courts having jurisdiction to render judgment thereon, and the par-ties expressly consent to such jurisdiction.

   18.   ASSIGNMENT AND SUBLICENSING.

         18.1 This Agreement shall be fully assignable by either party only upon the express written consent of the other party, such consent to be not unreasonably withheld.

         18.2 During the continuance of the license granted hereunder, PMC and Superstill may grant sublicenses to their respective subsidi-aries or to other persons, with the express written consent of the other party hereto, whose consent shall not be unreasonably withheld, upon the following terms and conditions:

               (a) No such sublicense shall be granted by the sub-licensor for a term beyond or longer than that during which the sublicensor continues to enjoy a license hereunder.

               (b) Any and all sublicense agreements shall provide the following:

                     (i) The sublicense agreement shall provide for statements to be furnished to the licensor, and for the maintenance and inspection of records, upon terms corresponding to those herein provided for with respect to the sublicensor's records, statements and inspection as set forth in Section 6 hereof:

                    (ii) All sublicensees shall agree to be bound by, and shall be provided with copies of, this Agreement in the same manner and to the same extent as PMC or Superstill, as the case may be, is bound; and

                   (iii) PMC or Superstill, as the case may be, shall be responsible for the performance by its sublicensees of all terms and conditions of this Agreement.

         18.3 Any assignment or sublicense in violation of Section 18.1 or Section 18.2 shall be void.

   19.   CANCELLATION OF CONDITIONAL ASSIGNMENT.

         19.1 By way of separate agreement, the parties hereto shall execute a Cancellation of Conditional Assignment and Grant of License Agreement, said Cancellation Agreement being effective to cancel the Conditional Assignment previously executed on July 26, 1991 wherein Superstill conditionally assigned its rights under the Technology to PMC. It is intended by the parties that this Cancellation of Condi-tional Assignment shall be effective prior to the present Agreement so that full rights to the Technology shall be deemed to have revested in Superstill prior to the grant of rights and licenses contained herein.

   20.   MISCELLANEOUS.

         20.1 AUTHORITY. This Agreement shall be effective only after approval by the respective Boards of Directors of Superstill and PMC and execution and delivery of the Agreement by an authorized officer of each.

         20.2 NOTICES. Any notice or report required hereunder shall be in writing and shall be either personally delivered or posted by pre-paid certified mail, return receipt requested, properly addressed to the party to whom sent at the following address:

               If to Superstill:  Superstill Technology Inc.
                                  888 Second Avenue
                                  Redwood City, CA 94063
                                  Attn:  Stephan B. Sears, President

               If to PMC:         Paul Mueller Company, Inc.
                                  P.O. Box 828
                                  Springfield, MO 65801
                                  Attn:  Daniel C. Manna, President

               (With a copy to):  Richard E. Haferkamp, Esq.
                                  Rogers, Howell & Haferkamp
                                  7777 Bonhomme, Suite 1700
                                  St. Louis, Missouri  63105

               Unless otherwise provided for herein, all such notices and reports shall be deemed to have been given or made on the date upon which such notice is either delivered or deposited with the U.S. Post Office, as the case may be.

         20.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relating to the specific subject matter hereof and supersedes all oral or written representations, agreements, and understandings between the parties.

         20.4 FORCE MAJEURE. Neither party shall be liable for delays in performance resulting from any cause beyond its control including, without limitation, acts of God, fire, flood, strike, lockout, act of civil or military authority, order of any national or local government or any department, agency or representative thereof.

         20.5 MODIFICATION. No variation or modification of this Agreement or waiver of any of the terms or provisions hereof shall be deemed valid unless in writing and signed by both parties hereto.

         20.6 WAIVERS. The failure of either party at any time to re-quire performance by the other party of any provision of this Agreement shall not affect in any way the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be held to be a waiver of the provision itself.

         20.7 FURTHER ASSURANCES. Each of the parties hereto forthwith upon request from the other shall execute and deliver such documents and take such action as may be reasonably requested in order fully to carry out the intent and purposes of this Agreement.

         20.8 SEPARABILITY. Should any provision of this Agreement or the application thereof, to any extent, be held invalid or unenforce-able, the remainder of this Agreement and the application thereof other than those provisions as to which it shall have been held invalid or unenforceable, shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law.

         20.9 GOVERNING LAW. This Agreement shall be interpreted in accordance with the laws of the State of Missouri, without regard to its principles of conflicts of laws.

         20.10 DUPLICATE ORIGINALS. This Agreement may be fully exe-cuted in a number of copies and each such fully executed copy shall be deemed to be an original.

         20.11 BENEFIT. This Agreement and the license herein granted shall inure to the benefit of and be binding upon the parties hereto, their successors, assigns, and all corporations controlled by them.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed the day and year first above written.

                                      SUPERSTILL TECHNOLOGY INC.

Date:  January 9, 1992                /S/  STEPHAN B. SEARS
                                      ---------------------------------
                                      Stephan B. Sears
                                      Title:  President

                                      PAUL MUELLER COMPANY, INC.

Date:  January 9, 1992                /S/  DANIEL C. MANNA
                                      ---------------------------------
                                      Daniel C. Manna
                                      Title:  President

                           LIST OF ATTACHMENTS
                           -------------------
         ATTACHMENT A     -     List of Patents

         ATTACHMENT B     -     Minimum Performance Requirements

         ATTACHMENT C     -     Schedule of Other Rates

         ATTACHMENT D     -     Schedule of Field Service Rates

                              ATTACHMENT A
                              ------------
U.S. PATENTS
------------

 NUMBER                           ITEM                      STATUS
 ------                           ----                      ------
4,671,856       Method of Recycling Energy in           Issued:  6/9/87
                Counterflow Heat Exchange and
                Distillation

4,769,113       Same title (Divisional)                 Issued:  9/6/88

4,869,067       Same title (Divisional)                 Issued:  9/26/89

4,902,197       Seal Arrangement for Centrifugal        Issued:  2/20/90
                Type of Pump

4,919,592       Radially Compact Fluid Compressor       Issued:  4/24/90

                Apparatus Including Its Own             Filed:   1/18/89
                Combination Manifold/Support
                Assembly for Producing A
                Concentrate & Distillation

                Press Forming Arrangement               Opened:  3/18/89

                Patent Carbon Filter                    Opened:  7/10/89

                Steam Stripper With Heat Recovery       Opened:  7/10/89

                Formed Plate                            Opened:  7/10/89


                                   47


FOREIGN PATENTS
---------------

                       ITEM                           STATUS
                       ----                           ------
          An Improved Method and            Issued:  EPC, OAPI, Brazil,
          Apparatus for Recycling Energy    Canada, Australia,
          in Counterflow Heat Exchange      Pending:  Japan, Denmark
          and Distillation

          Seal Arrangement for Centrifugal  Issued:  Canada
          Type of Pump                      Pending:  Japan

          Radially Compact Fluid            Pending:  Canada, Australia,
          Compressor                        Japan, South Korea, EPC

                              ATTACHMENT B
                              ------------
                    Minimum Performance Requirements
                    --------------------------------
                              Net Sales ($)

                                    1992          1993          1994
                                    ----          ----          ----
Subfield #1 Water Bottling
     S-25                           600,000       850,000     1,500,000
     S-200                          200,000     1,000,000     3,000,000
     S-1000                       1,200,000     3,400,000     5,000,000
                                -----------   -----------   -----------
     Subtotal                   $ 2,000,000   $ 5,250,000   $ 9,500,000

Subfield #2 Industrial Process
     S-25                           200,000       700,000       700,000
     S-200                          200,000       600,000     1,000,000
     S-1000                         600,000     1,200,000     1,800,000
                                -----------   -----------   -----------
     Subtotal                   $ 1,000,000   $ 2,500,000   $ 3,500,000

Subfield #3 Pharmaceutical/Lab
     S-25                           630,000     1,700,000     2,000,000
     S-200                          100,000       400,000       500,000
     S-1000                         270,000       900,000     1,500,000
                                -----------   -----------   -----------
     Subtotal                   $ 1,000,000   $ 3,000,000   $ 4,000,000

Subfield #4 Dairy Concentration
     S-25                                 0        50,000       125,000
     S-200                                0        50,000       125,000
     S-1000                               0             0       250,000
                                -----------   -----------   -----------
     Subtotal                   $         0   $   100,000   $   500,000
                                -----------   -----------   -----------
     GRAND TOTAL                $ 4,000,000   $10,850,000   $17,500,000
                                ===========   ===========   ===========

                              ATTACHMENT C
                              ------------
                         Schedule of Other Rates
                         -----------------------
     The following current rates and charges apply for field service.
Rates and charges are subject to adjustment from time to time.
Mileage                   $1.50 per mile, includes driver and pickup of
                          automobile; public transportation charges will
                          be at actual expense.

Travel Time               Travel time spent on public transportation
                          will be charged at the same rates as above.

Living Expenses           Living expenses are chargeable at the actual
                          out-of-pocket expense.

Parts                     At OEM selling price.

Rates                                        $/Hour
                                             ------
                          Monday-Saturday              Sunday & Holidays
                          ---------------              -----------------
President                       100                            120
Engineering Manager              85                            100
Senior Engineer                  75                             90
Manufacturing Engineer           75                             90
Engineer                         56                             66
Marketing Manager                75                             90

                              ATTACHMENT D
                              ------------
                     Schedule of Field Service Rates
                     -------------------------------
     The following current rates and charges apply for field service.
Rates and charges are subject to adjustment from time to time.
Monday thru Friday     8:00 a.m. to 4:30 p.m. - $56.00/hr.
                       Before 8:00 a.m. and after 4:30 p.m. - $66.00/hr.

Saturdays              $66.00/hr.

Sundays and Holidays   $78.00/hr.

Mileage $1.50/mile, includes driver and pickup of auto-mobile; public transportation charges will be at actual expense.

Travel Time            Travel time spent on public transportation will
                       be charged at the same rates as above.

Living Expenses        Living expenses are chargeable at the actual out-
                       of-pocket expense.

Parts                  At OEM selling price.

               ADDENDUM NO. 1 TO EXCLUSIVE LICENSE AGREEMENT
        BETWEEN SUPERSTILL TECHNOLOGY INC. AND PAUL MUELLER COMPANY
                         EXECUTED JANUARY 9, 1992

   This Addendum will serve to interpret and amend the Exclusive License Agreement between Superstill and PMC referenced above.

   1. Both parties confirm their understanding that the "Without Mono-poly" column in Section 5.2.1 refers to the circumstances existing after the occurrence of the event described in Section 13.1 "Loss of Monopoly Position".

   2. Both parties confirm their understanding that under Section 6.1.3, a loss may be carried back from quarter to quarter WITHIN a year, but may not be carried back to a previous year. So, for example, if PMC paid Superstill after a profitable first quarter, but a loss occurred in the next three quarters, Superstill would write a check to PMC at year end for the excess payment. If, on the other hand, PMC paid Superstill at the end of a profitable year, and a loss occurred the following year, Superstill would not have to write such a check (although that loss could be carried forward to the next year).

   3.  Delete Section 12.4.

   4.  Add Section 12.6 as follows.

          12.6 Notwithstanding any provision of this Agreement to the contrary, PMC shall defend, indemnify and hold Superstill harmless from any loss or damages (including reasonable attorneys fees) resulting from claims or actions brought by any third party in connection with the use, sale, manufacture or disposition of the Li-censed Products by PMC or its sub-licenses or vendees, other than by reason of an infringement claim described in Section 12.1, or the negligence of Superstill. In the event that any claim or action shall be brought against Superstill which is based on any of the fore-going, then Superstill shall immediately notify PMC, and PMC shall be obligated to immediately defend any and all such claims or actions at PMC's sole expense, with counsel chosen by PMC that is reasonably accept-able to Superstill.

   5.  Add Section 12.7 as follows.

          12.7 Notwithstanding any provision of this Agreement to the contrary, Superstill shall defend, indemnify and hold PMC harmless from any loss or damages (in-cluding reasonable attorneys fees) resulting from claims or actions brought by any third party in con-nection with the use, sale, manufacture or disposition of any Licensed Products which allege the negligence of Superstill. In the event that any claim or action shall be brought against PMC which is based on any of the foregoing then PMC shall immediately notify Super-still, and Superstill shall be obligated to immediately defend any and all such claims or actions at Supers-till's sole expense, with counsel chosen by Superstill that is reasonably acceptable to PMC.

   6.  Add new Section 5.4 as follows.

          5.4 In order to fund the performance by Superstill of its obligations under this Exclusive License Agree-ment including the reasonable and necessary patent activity and the completion of design activity in order to meet the schedule for technology transfer in accordance with Section 8, PMC shall make avail-able to Superstill an amount of $100,000 in advance royalties at a rate of $10,000 per month on a cumu-lative basis for ten months commencing in February of 1992. Superstill shall warrant that all such advance royalties shall be used solely for the pur-poses stated above. Any and all payments made under this Section 5.4, and $56,500. due PMC for an advance and for equipment and parts previously supplied to Superstill, shall be considered as advances against royalties otherwise due and owing to Superstill in accordance with the other portions of Section 5 herein. Superstill shall be obligated to re-pay said advance royalties, including interest thereon at 10% per annum. Such re-payment shall be made from the first dollar amounts of royalties otherwise due and owing beginning with the first quarter of 1993 in like manner to the credit taken for an over-payment in royalties as provided for in Section
          6.1.3, except that only 50% of any royalty payment shall be subject to credit under this Section 5.4.

   7. The minimum performance requirements for calendar year 1992 as itemized on Attachment B shall be amended to read as follows.

                                      1992
                                      ----
Subfield #1 Water Bottling

   S-25                             $  533,000
   S-200                               133,000
   S-1000                            1,000,000
                                    ----------
   Subtotal                         $1,666,000

Subfield #2 Industrial Process

   S-25                             $  178,000
   S-200                               133,000
   S-1000                              500,000
                                    ----------
   Subtotal                         $  811,000

Subfield #3 Pharmaceutical/Lab

   S-25                             $  560,000
   S-200                                67,000
   S-1000                              225,000
                                    ----------
   Subtotal                         $  852,000

Subfield #4 Dairy Concentration

   S-25                             $        0
   S-200                                     0
   S-1000                                    0
                                    ----------
   Subtotal                         $        0
                                    ----------
   GRAND TOTAL                      $3,329,000
                                    ==========

   IN WITNESS WHEREOF, the parties hereto execute this Addendum No. 1 which shall be effective after approval by the respective Boards of Directors of Superstill and PMC and execution and delivery hereof by an authorized officer of each.

                                      SUPERSTILL TECHNOLOGY INC.

Date:  January 23, 1992               /S/  STEPHAN B. SEARS
       ----------------               ---------------------------------
                                      Stephan B. Sears
                                      President

                                      PAUL MUELLER COMPANY, INC.

Date:  January 28, 1992               /S/  DANIEL C. MANNA
       ----------------               ---------------------------------
                                      Daniel C. Manna
                                      President

               ADDENDUM NO. 2 TO EXCLUSIVE LICENSE AGREEMENT
        BETWEEN SUPERSTILL TECHNOLOGY INC. AND PAUL MUELLER COMPANY
                         EXECUTED JANUARY 9, 1992

   This Addendum will serve to interpret and amend the Exclusive License Agree-ment, as amended, between Superstill and PMC referenced above.

   1.  Amend Section 12.6 as follows.

          12.6 Notwithstanding any provision of this Agreement to the contrary, PMC shall defend, indemnify and hold Superstill harmless from any loss or damages (including reasonable attar-neighs fees) resulting from claims or actions brought by any third party in connection with the use, sale, manufacture or disposition of the Licensed Products by PMC or its sub-licenses or vendees, other than an infringement claim described in Section 12.1 or those alleging the negligence of Superstill. In the event that any claim or action shall be brought against Superstill which is based on any use, sale, manufacture, or disposition of a Licenses Product including those based on the negligence of Superstill but not those based on infringement, then Superstill shall immediately notify PMC, and PMC shall be obligated to immediately defend any and all such claims or actions at PMC's sole expense, with counsel chosen by PMC that is reasonably acceptable to Super-still. If any payments are made by PMC to satisfy or settle claims or actions for losses or damages caused at least in part by the negligence of Superstill, the parties will ego-titan in good faith towards a reasonable and equitable apportionment of the obligation for said payments (including reasonable attorneys fees and costs expended in defense thereof) and Superstill shall reimburse PMC for that portion thereof which the parties agree shall be fair and appropriate considering all of the facts and circumstances relating there-to. Should the parties fail to agree on an apportionment of said payments, then either party may submit the matter to arbitration in accordance with Section 17 hereof.

   2.  Delete Section 12.7.

   3. The minimum performance requirements from calendar years 1992, 1993 and 1994, as itemized on Attachment B and Amendment No. 1, par-graph 7, shall be further amended as follows:

                    Minimum Performance Requirements
                    --------------------------------
                                   1992          1993          1994
                                   ----          ----          ----
          Subfield #1
          Water Bottling

             S-25              $   533,000   $   850,000   $ 1,500,000
             S-200                 100,000       800,000     2,700,000
             S-1000                300,000     2,700,000     4,500,000
                               -----------   -----------   -----------
             Subtotal          $   933,000   $ 4,350,000   $ 8,700,000

                                   56


          Subfield #2
          Industrial Process

             S-25              $   178,000   $   700,000   $   700,000
             S-200                 100,000       450,000       900,000
             S-1000                100,000       900,000     1,600,000
                               -----------   -----------   -----------
             Subtotal          $   378,000   $ 2,050,000   $ 3,200,000

          Subfield #3
          Pharmaceutical/Lab

             S-25              $   560,000   $ 1,700,000   $ 2,000,000
             S-200                  50,000       350,000       450,000
             S-1000                100,000       800,000     1,400,000
                               -----------   -----------   -----------
             Subtotal          $   710,000   $ 2,850,000   $ 3,850,000

          Subfield #4
          Dairy Concentration

             Subtotal          $         0   $   100,000   $   425,000
                               -----------   -----------   -----------
             GRAND TOTAL       $ 2,021,000   $ 9,350,000   $16,175,000
                               ===========   ===========   ===========

          These revised minimum requirements are based upon release of second generation designs in accordance with the Superstill letter and Development Schedule of May 15, 1992.

   IN WITNESS WHEREOF, the parties hereto execute this Addendum No. 2 which shall be effective after approval by the respective Boards of Directors of Superstill and PMC and execution and delivery hereof by an authorized officer of each.

                                      SUPERSTILL TECHNOLOGY INC.

Date:  June 11, 1992                        /S/  STEPHAN B. SEARS
       -------------                  ---------------------------------
                                      Stephan B. Sears
                                      President

                                      PAUL MUELLER COMPANY, INC.

Date:  June 15, 1992                         /S/  DANIEL C. MANNA
       -------------                  ---------------------------------
                                      Daniel C. Manna
                                      President

                                   57